EXHIBIT 10.5

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made by and between Willbros USA, Inc., a Delaware corporation (“Willbros”), and Warren L. Williams (“Executive”) and shall become effective on the eighth day following its execution by Executive and return to Willbros (“Effective Date”).

PURPOSE

Willbros and Executive have reached a mutual agreement that Executive’s employment will terminate on August 9, 2006 (the “Termination Date”), pursuant to the terms of this Agreement.

TERMS

To achieve a final and amicable resolution of the employment relationship in all its aspects and in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Severance Payment. Executive is a participant in the Willbros Group, Inc. Severance Plan, as amended and restated effective September 25, 2003 (the “Severance Plan”). In accordance with the terms of the Severance Plan, Willbros shall pay Executive an amount equal to Executive’s annual base salary or Three Hundred Fifty Thousand Dollars ($350,000) (the “Severance Payment”). As a result of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Severance Payment, less applicable withholding taxes, shall be paid to Executive within 60 business days following the date that Executive ceases to provide consulting services to Willbros pursuant to the Consulting Agreement attached hereto as Exhibit A.

2. Vesting of Restricted Stock. Executive has been granted 26,250 shares of restricted stock under the Willbros Group, Inc. 1996 Stock Plan, as amended (the “1996 Stock Plan”), the ownership of which has not yet vested in Executive pursuant to the terms of the Restricted Stock Award Agreements evidencing such grants. Willbros agrees that all of such shares of restricted stock granted to Executive shall vest in full as of the Termination Date. Executive acknowledges that withholding taxes will be due on such shares when vested on the Termination Date. The Compensation Committee of the Board of Directors of Willbros Group, Inc. (“WGI”), has approved allowing Executive to satisfy the withholding requirement, in whole or in part, by having WGI withhold shares of restricted stock having a Fair Market Value (as defined in the 1996 Stock Plan) on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction.

3. Stock Options. As a participant in the 1996 Stock Plan, Executive has vested options to purchase 82,150 shares of common stock of WGI at various prices. Under the terms of the option agreements evidencing such options, such options must be exercised within three months from the Termination Date (but not beyond the expiration date of such options). As of the Effective Date, the Compensation Committee of the Board of Directors of WGI has extended the period in which Executive may exercise each of such options to December 31, 2006, as permitted by Section 409A of the Code. Executive acknowledges, however, that such extension of the exercise period may cause Executive’s incentive stock options, if any, to be treated as non-qualified stock options for federal income tax purposes. Executive further acknowledges that any of Executive’s incentive stock options which are exercised more than three months after the Termination Date will be treated as non-qualified stock options for federal income tax purposes.

4. Consulting Agreement. On the Effective Date, Willbros and Executive shall enter into the Consulting Agreement attached hereto as Exhibit A, effective as of August 10, 2006.

5. Executive’s 2005 Bonus. Executive has been awarded a bonus payable over time in the amount of Three Hundred Fifty Thousand Dollars ($350,000) for calendar year 2005, pursuant to the terms of that certain Key Employee Special Bonus Agreement dated as of March 14, 2006, between Willbros and Executive, with Two Hundred Thirty Three Thousand Three Hundred Thirty-Four Dollars ($233,334), in the aggregate, payable in two future installments (March 14, 2007 and March 14, 2008) subject to various conditions including continued employment. Executive, at the sole discretion of the President of WGI, shall be entitled to receive the remaining installments, without interest, as compensation for providing consulting services as set forth in the Consulting Agreement attached hereto as Exhibit A.

6. Outstanding Loans. Pursuant to the Employee Stock Purchase Program, Executive has two outstanding loans from Willbros in the aggregate principal amount of Two Hundred Fifty Thousand Dollars ($250,000), which become due and payable 30 days following the Termination Date. Such loans are full recourse and secured by an aggregate of 18,475 shares of common stock of WGI (the “Shares”). Willbros and Executive agree that the loans shall be paid in full on the Effective

Date, by Executive surrendering and transferring to Willbros Shares having a Fair Market Value (as defined in the 1996 Stock Plan) on the Termination Date equal to Two Hundred Fifty Thousand Dollars ($250,000). The remaining Shares, if any, not so transferred to Willbros shall be returned to Executive.

7. Group Health Coverage. Executive may be eligible to continue coverage for himself and his covered dependents in the group health plan sponsored by Willbros pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended (“COBRA”). During the period that Executive is providing consulting services to Willbros pursuant to the Consulting Agreement, Willbros will reimburse the COBRA premium cost of any such continued health care coverage for the Executive and his covered dependents under the applicable Willbros group health plan. Executive must comply with all eligibility requirements for COBRA continuation. Except as specifically set forth herein, life insurance, disability and other employee benefits made available to Executive by Willbros ended on the Termination Date.

8. Other Benefits. Neither this Agreement nor the release contained herein shall waive Executive’s right to any accrued benefit under a company plan in which he is a qualified participant, including but not limited to any benefits under a pension or retirement plan.

9. Waiver of Reinstatement and Future Employment. Executive forever waives and relinquishes any right or claim to reinstatement to active employment with Willbros, its affiliates, subsidiaries, divisions, and successors.

10. Release by Executive of Willbros. Except for the obligations specifically set forth in this Agreement, Executive fully and forever relieves, releases, and discharges Willbros, its predecessors, successors, subsidiaries, operating units, affiliates, divisions, and the agents, representatives, officers, directors, shareholders, employees and attorneys of each of the foregoing, from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Executive’s employment with and termination from Willbros, including but not limited to any and all claims pursuant to Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866, 42 U.S.C.§§1981, 1983 and 1985, which prohibits violations of civil rights; the Equal

Pay Act of 1963, 29 U.S.C. § 206(d)(1), which prohibits unequal pay based upon gender; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et seq., which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101, et seq., which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq., which provides medical and family leave; the Fair Labor Standards Act, 29 U.S.C. § 201, et seq., including the Wage and Hour Laws relating to payment of wages; all federal, state and local laws and regulations which prohibit discrimination in employment and which prohibit discharge in retaliation for exercising rights under applicable Workers’ Compensation statutes. This release also includes, but is not limited to, a release by Executive of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that Willbros has dealt with Executive unfairly or in bad faith, and all other common law contract and tort claims. Executive is not waiving any rights or claims that may arise after this Agreement is signed by Executive.

11. Non-Competition; Non-Solicitation Pledge. Section 3.4 of the Severance Plan provides that in consideration of the Severance Payment, Executive shall not compete with Willbros as set forth in such Section 3.4 for 12 months after the Termination Date. On the Effective Date, Willbros hereby waives the provisions of Section 3.4 of the Severance Plan as they may be applicable to Executive; provided, however, for a period of one year following the Effective Date, Executive agrees, for his own interests or while acting on behalf of others, not to solicit, induce, or attempt to induce, any employee, contractor, vender, or customer of Willbros or its affiliates to terminate their relationship or cease doing business with Willbros or its affiliates.

12. Protection of Willbros’ Information. All records, files, and other data, including but not limited to, business plans, contracts, employee information, customer lists, pricing models, vender data, and financial reports and projections, relating to the businesses of Willbros and its affiliates, which Executive has used, prepared or come in contact with during his employment by Willbros are the sole property of Willbros and shall be treated as confidential (“Confidential Information”). Executive agrees that he will not, directly or indirectly, disclose any Confidential Information to any third person, except pursuant to court order or as a result of valid government subpoena. In the case of any such court-ordered or government compelled disclosure, Executive will provide Willbros with immediate written notice of the order or subpoena.

13. Non-disparagement of Willbros. Executive’s response to any inquiry concerning his employment termination shall be limited to a statement that his departure was mutually agreed upon between Executive and Willbros. Executive will make no public statements or releases to the media disparaging the management of Willbros or its affiliates, or its or their respective business plans, forecasts, or financial condition. Nothing contained herein shall prevent Executive from using any truthful, non-confidential information about Willbros and his employment in order to obtain employment.

14. Indemnification; Continued Cooperation; Gross-up Payment. Nothing in this Agreement shall affect any of Executive’s rights or obligations with respect to indemnification or director and officer liability insurance coverage to which Executive is entitled or subject in his capacity as a former officer of Willbros, a former officer of WGI or a former officer or director of certain WGI affiliates, whether under that certain Indemnification Agreement between WGI and Executive or otherwise.

Executive agrees to assist Willbros, its affiliates and their respective attorneys in any litigation, claim, dispute, or governmental investigation brought by or against Willbros or its affiliates as to which Executive may have knowledge of the facts and circumstances. Executive agrees to immediately notify Willbros upon receipt of any subpoena or deposition notice compelling his testimony related to matters arising out of his employment with Willbros. Subject to Section 15, Willbros shall reimburse Executive for all reasonable expenses incurred in complying with this provision.

If any of the payments or benefits which Executive has the right to receive from Willbros pursuant to this Agreement, other than the Severance Payment set forth in Section 1 (the “Payments”), are later determined to be subject to the tax imposed by Section 409A of the Code, or any interest or penalties with respect to such tax (such tax, together with any such interest or penalties, are hereinafter collectively referred to as the “409A Tax”), Willbros shall pay to Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the 409A Tax imposed upon the Payments. The Compensation Committee of the Board of Directors of WGI shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify Willbros immediately in writing of any claim by the Internal Revenue Service which, if successful, would require Willbros to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Compensation Committee of the Board of Directors of WGI) within five days of the receipt of such claim. Willbros shall notify Executive in writing at least five days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Willbros decides to contest such claim, then Executive shall cooperate fully with Willbros in such action; provided, however, Willbros shall bear and pay all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any 409A Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Willbros’ action. If, as a result of Willbros’ action with respect to a claim, Executive receives a refund of any amount paid by Willbros with respect to such claim, then Executive shall promptly pay such refund to Willbros. If Willbros fails to timely notify Executive whether it will contest such claim or Willbros determines not to contest such claim, then Willbros shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

15. Legal Defense Counsel and Related Defense Costs. Subject to the conditions set forth herein, Willbros hereby confirms that it will continue to make available to Executive and bear the cost of legal counsel to assist Executive with Executive’s preparation for, and appearance, at any interviews or testimony requested by the U.S. Securities and Exchange Commission (“SEC”) and/or the U.S. Department of Justice (“DOJ”) in connection with the investigation of Willbros and its affiliates currently being conducted by those agencies (the “Investigation”). Willbros is providing such legal counsel at its own expense because (i) Executive was a former officer and employee of Willbros and certain of its affiliates during the period under Investigation, (ii) it appears at the Termination Date that the SEC and DOJ may still be interested in interviewing Executive or obtaining Executive’s testimony in connection with the Investigation, and (iii) at the Termination Date it appears to Willbros that Executive’s knowledge and actions under review by the SEC and the DOJ do not indicate that Executive engaged in self enrichment or otherwise acted improperly.

This undertaking by Willbros as described in this Section 15 is subject to change if it is later determined that Executive engaged in actions which (i) were improper in the view of the SEC and/or the DOJ, or (ii) could have reasonably been expected by Executive to have been contrary to the best interests of Willbros. Accordingly, this undertaking is not an irrevocable undertaking by Willbros to indemnify Executive in the future for all legal costs or fines or penalties that Executive may incur in connection with the Investigation or legal proceedings related thereto. In general, those future determinations, if any, will be made on the basis of the terms of this undertaking, applicable law and the relevant facts and circumstances established during the Investigation which relate to the matters for which Executive is then seeking indemnity.

For the reasons stated above, this undertaking shall not be deemed to be a waiver of any such rights or defenses in connection with such future indemnification determinations by Willbros in respect of Executive’s particular status in the Investigation. If Willbros or its legal counsel at any time makes a determination denying Executive future indemnification, Willbros will immediately notify Executive in writing specifying in reasonable detail the reasons supporting such a determination.

This undertaking by Willbros to make legal counsel available to Executive and to defray, at the Termination Date, the costs and expenses incurred by Executive in connection with the Investigation has arisen, in part, due to Executive’s many years of good and loyal service to Willbros. Accordingly, these amounts constitute expenses for a business purpose and are not personal expenses. Payment of these amounts is not intended to be, and Willbros expressly stipulates that they are not, a “personal loan” under Section 402 of the Sarbanes-Oxley Act.

16. Acknowledgment. Executive acknowledges that among other rights which he is waiving by entering into this Agreement is the right to bring an action pursuant to the Age Discrimination in Employment Act (“ADEA”) and similar state statutes. The following admonitions and rights have been negotiated by the parties in order to insure full compliance with the requirements of the ADEA for a valid waiver of claim:

a) Executive has been advised to discuss the terms of this Agreement with an attorney before signing.

b) Executive has been extended a period of 21 days within which to consider this Agreement.

c) For a period of seven (7) days following Executive’s execution of the Agreement, Executive may revoke the Agreement by notifying Willbros, in writing, of his desire to do so. After the seven (7) day period has elapsed, this Agreement shall become effective and enforceable.

d) All or part of the sums paid by Willbros hereunder is consideration to which Executive is not otherwise entitled under any Willbros plan, program or prior agreement.

17. No Admission of Liability. This Agreement and compliance with this Agreement shall not be construed as an admission by Willbros of any liability whatsoever, or as an admission by Willbros of any violation of the rights of Executive or any other person, or any violation of any order, law, statute, duty or contract.

18. Governing Law. This Agreement will be interpreted and enforced in accordance with the laws of the State of Texas.

19. Entirety and Integration. Upon the execution hereof by all the parties, this Agreement and the Consulting Agreement shall constitute a single, integrated contract expressing the entire agreement of the parties relative to the subject matter hereof and supersedes all prior negotiations, understandings and/or agreements, if any, of the parties. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any party hereto, except as specifically set forth in this Agreement or the Consulting Agreement.

20. Authorization. Each person signing this Agreement as a party or on behalf of a party represents that he or she is duly authorized to sign this Agreement on such party’s behalf, and is executing this Agreement voluntarily, knowingly, and without any duress or coercion.

WILLBROS			EXECUTIVE

By:	/s/ Dennis G. Berryhill		/s/ Warren L. Williams
	Name:	Dennis G. Berryhill	Warren L. Williams
	Title:	Vice President and Secretary	Date: August 21, 2006
	Date:	August 21, 2006

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